Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Q/C Technologies, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	6,511,799	(2)	$4.15	(3)	$27,023,965.85	$0.0001381	$3,732.01
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$27,023,965.85		$3,732.01
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									$3,732.01

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock, par value $0.001 per share (the “Common Stock”), as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Represents an aggregate of 6,511,799 shares of Common Stock consisting of (i) 2,800,000 shares of Common Stock issuable upon the conversion of shares of the Company’s Series H convertible preferred stock, (ii) 2,949,000 shares of Common Stock issuable upon the exercise of certain warrants to purchase shares of Common Stock, (iii) 747,366 shares of Common Stock issuable upon the conversion of shares the Company’s Series I convertible preferred stock issued pursuant to that certain Membership Interest Purchase Agreement, by and among the Company, LPU Holdings LLC (“LPU”) and the members of LPU identified on the signature pages attached thereto, and (iv) 15,433 shares of Common Stock to be issued pursuant to a certain Advisory Agreement by and between the Company and Palladium Capital Group, LLC, dated as of August 31, 2025.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on September 29, 2025, which such date is within five business days of the filing of this registration statement, of $4.15 per share.